NEWS RELEASE

FOR IMMEDIATE RELEASE
December 19, 2002

                            Contact: John S. Fiore, President and Chief
                                                Executive Officer
                                              Ralph A. Fernandez, Vice President
                                                and Chief Financial Officer
                                              Synergy Financial Group
                                              Synergy Bank
                                              310 North Avenue East
                                              Cranford, NJ  07016
                                              (908) 956-3287


           SYNERGY BANK ANNOUNCES SHAREHOLDER AND REGULATORY APPROVAL
                   OF MERGER WTIH FIRST BANK OF CENTRAL JERSEY

     CRANFORD, NJ, December 19, 2002 -- Synergy Financial Group, Inc. and its wholly-owned subsidiary, Synergy Bank, Cranford, New Jersey, announced that its Agreement and Plan of Merger to acquire First Bank of Central Jersey, North Brunswick, New Jersey ("First Bank") was approved by the required vote of stockholders of First Bank on December 18, 2002. In addition, Synergy Bank has previously received all required regulatory approvals for its merger with First Bank.

     The closing of the merger is expected to occur on December 31, 2002. Pursuant to the merger agreement, First Bank's shareholders will receive $2.82 per share in cash for each share of First Bank capital stock they own. Upon consummation of the merger, First Bank will merge into Synergy Bank and the deposit and loan accountholders of First Bank will become accountholders of Synergy Bank.

     Synergy Bank currently operates 16 offices in Middlesex, Monmouth, Morris and Union Counties, New Jersey. As of September 30, 2002, Synergy had total assets of approximately $416 million while First Bank had total assets of approximately $57 million. First Bank currently operates out of its headquarters in North Brunswick and one bank branch in Monroe, New Jersey.

     This document may contain forward-looking statements. We caution that such statements may be subject to uncertainties and actual results could differ materially and, therefore, investors should not place undue reliance on any forward-looking statements. Synergy and First Bank specifically disclaim any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of any events or circumstances after the date of such statements.